INNATE PHARMA S.A.
French société anonyme organized with a Supervisory Board and an Executive Board
With a share capital of EUR 4,049,171.60
Registered office: 117, Avenue de Luminy
13009 Marseille
France

THE TERMS AND CONDITIONS OF THE 2024 STOCK OPTION PLAN
US Salaried Directors & Officers
By decision of the Executive Board dated September 11, 2024

1Framework of the allocation of grant of stock options
1.1Context and general principles of the allocation of grant of stock options
These terms and conditions (the “Terms and Conditions”) govern the stock options granted under the 2024 Stock Option Plan (the “Plan") for the benefit of certain employees, directors and officers of Innate Pharma S.A. (the “Company”) or the companies or organizations referred to in Article L. 225-180 of the French Code de commerce (together, the “Innate Group”) that are residents in the United States or otherwise subject to the United States’ laws, regulations or taxation.
The Terms and Conditions allow the grantees designated by the Executive Board (the "Grantees”) to receive one or more options to subscribe for new or existing ordinary shares (the “Stock Options”) of the Company (the “Allocation”). The Stock Options will give the Grantees the right to subscribe, or purchase, pursuant to and subject to the conditions described in these Terms and Conditions, new or existing ordinary shares of the Company at the ratio of one share for one Stock Option.
The Terms and Conditions have been adopted by the Executive Board during its meeting held on September 11, 2024 which also decided the Allocation.
The Stock Options are intended to be non-qualified stock options for U.S. tax purposes and are not intended to be “incentive stock options” under Section 422 of the United States Code of 1986, as amended (the “Code”). The Stock Options shall comply in all respects with all applicable legal requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws and the Code.
At the time the Allocation is made, the Executive Board shall fix the period within which the Stock Options may be exercised and shall determine in the Allocation Letter (as defined herein) any conditions which must be satisfied before the Stock Options may be exercised, in addition to the conditions included in these Terms and Conditions. The “Vesting Period” is the period of time starting from (i) the date of the Allocation to (ii) the date (or the last date of several dates) on which the Stock Options become exercisable pursuant to these Terms and Conditions and the Allocation Letter (as defined herein) (each date in limb (ii) on which the Stock Options become exercisable, the “Vesting Date”). “Vesting,” “Vested” or to “Vest” means for a Stock Option, that such Stock Option becomes exercisable.
Upon expiration of the Vesting Period, the Stock Options can be exercised until the date that is the tenth anniversary of the date of Allocation (such period, the “Exercise Period”) after which the Stock Options that shall not have been exercised shall lapse.
The Grantees shall be entitled to dispose of or transfer their new or existing ordinary shares transferred upon the exercise of the Stock Options, subject to Article 3.2 of these Terms and Conditions.
The purposes of these Terms and Conditions are:
•to attract and retain the best available personnel for positions of substantial responsibility;
•to provide additional incentive to the Grantees; and
•to promote the success of the Company’s business.
The Allocation is an offer that is made only to the Grantees specifically designated by the Executive Board and does not constitute an offer to the public (“offre publique”).

2

Each Grantee acknowledges that any Stock Option and any share transferred upon exercise of any Stock Option are securities, the transfer of which by the Company requires compliance with the U.S. federal and state securities laws.
Each Grantee acknowledges that the Stock Options and the new or existing ordinary shares transferred upon exercise of such Stock Option are transferred to the Grantee on the condition that the Grantee represents that the Grantee has made a reasonable investigation into the affairs of the Company sufficient to be well informed as to the rights and the value of the Stock Options and the new or existing ordinary shares transferred upon exercise of such Stock Option.
None of the provisions of these Terms and Conditions or Allocation Letter (defined herein) constitute an element of a Grantee’s employment contract. The rights and obligations resulting from the working relationship between a Grantee and the Company cannot in any case be affected by the Terms and Conditions, from which they are totally separate. Therefore, participation in the Plan shall not confer any right regarding the continuation of a working relationship.
1.2Legal framework
These Terms and Conditions shall be subject in all respects to the applicable laws and regulations governing stock option plans, in particular Articles L. 225-177 and seq. of the French Code de commerce (the “Applicable Laws”).
1.3Authorization by the shareholders’ general meeting of the Company dated May 23, 2024
Pursuant to the Applicable Laws, the shareholders’ general meeting of the Company held on May 23, 2024 has authorized under its 24th resolution the Executive Board to proceed, for the benefit of employees, executive officers, employed members of the Executive Committee, employed senior executives and/or corporate officers, with the allocation of subscription or purchase stock options, which, if exercised, grant the right to subscribe for a maximum number of 150,000 new or existing ordinary shares in the aggregate.
1.4Allocation decisions of the Executive Board
The Executive Board will decide to allocate the Stock Options to Grantees in accordance with these Terms and Conditions in one of more allocation decisions (the “Allocation Decisions”).
Each Allocation Decision will duly allocate the options to subscribe for new or to purchase existing ordinary shares and set the exercise price pursuant to the Applicable Laws and the limits determined at the shareholders’ general meeting held on May 23, 2024 (the “Exercise Price”). For the avoidance of doubt, the Exercise Price will not be less than the fair market value of the ordinary shares (which is equal to the last available closing sales price of a share as reported on Euronext Paris, or, if the ordinary shares are not listed on an exchange, the value as determined by the Executive Board, consistent with the requirements of Section 409A of the Code and the French Code de commerce) on the date of the Allocation Decision.
The Grantees of the Allocation made pursuant to these Terms and Conditions shall not be required to make any payment to the Company prior to the exercise of their Stock Options, at which point they shall fully pay the Exercise Price in cash to the Company, which shall

3

be equal to the Exercise Price, multiplied by the number of Stock Options being so exercised.
Pursuant to the provisions of the Article L. 225-182 paragraph 2 of the French Code de commerce, no Stock Option may be allocated to an employee or an officer holding more than 10% of the Company’s share capital. The Stock Options shall not give the right to subscribe for or purchase a number of ordinary shares exceeding one-third of the Company’s share capital in the aggregate.
1.5Maximum number of Stock Options to be allocated
The maximum number of Stock Options that may be allocated to all Grantees under the Plan is 150,000 Stock Options in the aggregate.
1.6Allocation of Stock Options and acceptance by the Grantees
1.6.1Allocation of Stock Options
The Allocation Decision made by the Executive Board constitutes an irrevocable commitment by the Company for the benefit of the Grantees.
Each Grantee shall be individually notified of the Allocation by the Executive Board.
Each Grantee shall be informed of the specific conditions applicable to its Allocation of the Stock Options by letter in the form attached in Annex 1 (the “Allocation Letter”), which shall be sent to his or her residence or delivered by hand, and include inter alia:
the number of Stock Options allocated to him or her;
the nature of the Stock Options: i.e., options to subscribe for new or existing ordinary shares and the designation that they are nonqualified stock options for U.S. tax purposes;
the Exercise Price of the allocated Stock Options;
the bank account to which, unless notified otherwise by the Company, the Grantee shall pay the Exercise Price;
the Vesting Date(s) and vesting schedule set forth in the Allocation Letter;
any other of his or her obligations; and
a statement confirming his or her right to accept or waive the Allocation of the Stock Options under the terms set forth at Article 1.6.2 of these Terms and Conditions.
A copy of these Terms and Conditions shall be attached to the Allocation Letter.
1.6.2Acceptance of the Allocation by the Grantees
The Grantee shall acknowledge receipt of the Allocation Letter and, if he or she accepts the Allocation, and thereby agrees in writing to be bound by and to comply with the terms of these Terms and Conditions.
The Grantee shall notify the Company in writing of his or her decision to accept or waive the Allocation of the Stock Options within 1 month following the date of the Allocation Decision.

4

In the absence of any written notice whereby the Grantee elects to accept or waive the Allocation within such timeframe, the Grantee shall be deemed to have waived the Allocation.
1.6.3Exercise of the Stock Options by the Grantees
A Stock Option is exercisable by delivery of (i) an exercise notice, in the form attached hereto as Annex 3 (the “Exercise Notice”), stating the election to exercise the Stock Option, the number of Shares (as defined therein) in respect of which the Stock Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Terms and Conditions and (ii) a completed and signed copy of the SGSS exercise of stock option form attached hereto as Annex 4 (the “SGSS Form”). The Exercise Notice and the SGSS Form shall be signed by the Grantee and shall be delivered in person or by mail to the Company or its designated representative, by facsimile message to be immediately confirmed by mail to the Company or by electronic mail provided that delivery of such electronic mail is confirmed by written confirmation of receipt by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price pursuant to Article 2.3 of these Terms and Conditions. A Stock Option shall be deemed to be exercised upon receipt by the Company or by a third party designated by the Company of (a) such fully executed Exercise Notice accompanied by the proof of payment of such aggregate Exercise Price and (b) such fully executed SGSS Form.
2Conditions of the Allocation of the Stock Options and Grantees’ rights during the Vesting Period
2.1Duration of the Vesting Period
The Vesting Period of each Allocation shall be determined by the Executive Board and set forth in the Allocation Letter. Subject to the terms and conditions of these Terms and Conditions and the Allocation Letter, the Grantees may exercise their Stock Options starting from the Vesting Date(s).
2.2General conditions and criteria of the Vesting
2.2.1Presence Condition on the Vesting Date(s)
(a)The Allocation of any Stock Options is made in consideration of the services rendered by the Grantees as employees or officers of the Innate Group, as applicable.
(b)Subject to Article 2.2.2 of these Terms and Conditions, the Vesting of any Stock Option is subject to the Grantee maintaining his or her employment contract or corporate mandate (“mandat social”), as applicable, on and before the Vesting Date(s) (the “Presence Condition”). The Presence Condition will not be satisfied in the case of resignation, dismissal revocation or termination as set out below:
(I)In the event of resignation of any Grantee, whether such Grantee is an employee or an officer, effective prior to the Vesting Date(s), such Grantee shall lose the right for his or her unvested Stock Options to Vest and such unvested Stock

5

Options shall immediately lapse on the date such Grantee’s resignation becomes effective, unless otherwise determined by the Executive Board.
(II)In the event of termination of the employment contract or the corporate mandate (“mandat social”) of any Grantee, for any other reason (but subject to Article 2.2.2), effective prior to the Vesting Date, such Grantee shall lose the right for his or her unvested Stock Options to Vest and such unvested Stock Options shall immediately lapse on such termination date, subject to Article 2.2.2 of these Terms and Conditions and unless otherwise determined by the Executive Board.
2.2.2Exceptions to the Presence Condition
(a)As an exception to Article 2.2.1 of these Terms and Conditions, if the Grantee ceases to comply with the Presence Condition prior to the Vesting Date for any of the following reasons, the Stock Options shall be treated as follows, unless otherwise determined by the Executive Board:
(I)In the event of death of any Grantee, pursuant to the provisions of Article L. 225-183 paragraph 3 of the French Code de Commerce, all unvested Stock Options shall immediately Vest and such Grantee’s heirs or assignees may, if they so desire, exercise some or all of such Grantee’s Stock Options for their own benefit within 6 months of the date of such Grantee’s death. If the Grantee’s heirs or assignees do not exercise the Stock Options by the expiration of such 6-month period, such Grantee’s heirs or assignees shall permanently lose the right to exercise such Grantee’s Stock Options and they shall lapse.
(II)In the event of the retirement of any Grantee ( as determined by the Executive Board with the prior written consent of the applicable entity of the Innate Group), such Grantee shall continue to benefit from the Stock Options (whether such Stock Options have Vested or not at the date of his or her retirement) which may be exercised according to the vesting schedule set forth in the Allocation Letter (or earlier, in the event of the Grantee’s death after the Grantee’s retirement or upon the occurrence of a corporate event described in Article 2.2.3), even though such Grantee does not comply with the Presence Condition, as long as such Grantee continues to comply with these Terms and Conditions, except for provisions relating to such Grantee’s duties as employee or officer of the Innate Group.
(III)In the event that the entity of the Innate Group of which any Grantee is an employee or officer ceases to be part of the Innate Group, such Grantee shall continue to benefit from the Stock Options (whether such Stock Options have Vested or

6

not at the date on which such entity ceases to be part of the Innate Group) which may be exercised according to the vesting schedule set forth in the Allocation Letter (or earlier, in the event of the Grantee’s death after the Grantee ceases to be a part of the Innate Group or upon the occurrence of a corporate event described in Article 2.2.3), as long as such Grantee continues to comply with these Terms and Conditions, except for provisions relating to such Grantee’s duties as employee or officer of the Innate Group.
(IV)In the event of the disability of a Grantee corresponding to the second or third of the categories provided by Article L. 341-4 of the French Social Security Code (a “Disability”), the Stock Options shall become fully Vested on the date of cessation of the Presence Condition due to Disability and may be exercised according to the vesting schedule set forth in the Allocation Letter. For participants subject to tax in the US, Disability shall have the meaning set forth in Section 22(e)(3) of the Code. For the avoidance of doubt, no such exception to the Presence Condition shall be available to U.S. Beneficiaries if their “Disability” does not meet the criteria of Article L. 314-4 of the French Social Security Code, even if it meets those of Section 22(e)(3) of the Code.
2.2.3Company merger
In the event of a merger of the Company, the Vesting Period shall expire prior to the completion date of the merger and the Vesting of all Stock Options outstanding on that date shall be accelerated to immediately prior to completion of the merger, whether the Presence Condition has been fulfilled or not as of that date. If exercised by any Grantee, the Stock Options of such Grantee shall be exercisable as ordinary shares of the Company (and not the successor entity). The number of ordinary shares issued upon exercise of the Stock Options shall be adjusted by applying the exchange ratio of the merger and rounding up to the nearest whole number of ordinary shares.
In the event of a mandatory public tender or exchange offer, the Vesting Period shall expire prior to the commencement of the period during which shares can be tendered and the Vesting of all Stock Options outstanding on that date shall be accelerated to immediately prior to the commencement of the period during which shares can be tendered, whether the Presence Condition has been fulfilled or not as of that date. Upon Vesting, the Grantees shall be entitled to exercise their Stock Options and tender the ordinary shares issued upon exercise of their Stock Options in the public offer, if applicable.
In the event of a merger or other similar corporate transaction, any outstanding unexercised Stock Options may be substituted for a new option or assumed without substitution, provided that the substitution, assumption or modification shall be done in accordance with Sections 409A and 424 of the Code and the regulations thereunder.

7

In the event of a takeover of the Company (within the meaning of Article L. 233-3 of the French Code de commerce) by one or several persons acting in concert (pursuant to Article L. 233-10 of the French Code de commerce), the Vesting Period shall expire immediately prior to the takeover date and the Vesting of all Stock Options outstanding on that date shall be accelerated to such date, whether the Presence Condition has been fulfilled or not as of that date.
2.3Payment of the Exercise Price and settlement of the ordinary shares upon the exercise of the Stock Options
Subject to Vesting, if a Grantee desires to exercise the Grantee’s Stock Options, such Grantee shall provide the Company prior written notice in the form of the Exercise Notice pursuant to Article 1.6.3 of these Terms and Conditions and pay the total full amount equal to the Exercise Price multiplied by the number of Stock Options being exercised to the bank account set out in the Allocation Letter (or such other bank account as specified by the Company, including at the exercise time).
The Grantee’s right to exercise the Grantee’s Stock Options is subject to his or her compliance in all respects with all applicable laws and regulations, including the French Code monétaire et financier, the general regulation of the Autorité des marchés financiers, the European Regulation No 596/2014 on market abuse, as amended, with respect to inside information, and the U.S. federal and state securities laws.
Upon exercise of its Stock Options by any Grantee, and subject to compliance with this Article 2.3, (i) the Executive Board shall decide whether the ordinary shares to be transferred are new or existing ordinary shares and (ii) the Company shall transfer to the Grantees by registration in a pure registered securities account the applicable number of new or existing ordinary shares.
2.4Additional conditions to the exercise of Stock Options held by US Beneficiaries
2.4.1Legal Compliance
The ordinary shares of the Company transferable to a Grantee residing in the United States or otherwise subject to United States’ laws, regulations or taxation shall not be sold or issued pursuant to the exercise of Stock Options unless the exercise of such Stock Options, and the transfer and delivery of such ordinary shares comply with applicable laws in all respects including, without limitation, the French Code de Commerce, the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder, Applicable Laws and the requirements of any stock exchange or quotation system upon which the ordinary shares of the Company may then be listed or quoted.
2.4.2Investment Representations
As a condition to the exercise of a Stock Option held by a Grantee residing in the United States or otherwise subject to United States’ laws, regulations or taxation, the Company may require the person exercising such Stock Option to represent and warrant at the time of any such exercise that the ordinary shares issuable upon exercise of such Stock Option are being subscribed or purchased only for investment and without any present intention to sell or distribute such ordinary shares if, in the opinion of counsel for the Company, such a representation is required.

8

3Rights and obligations attached to the new or existing ordinary shares transferred upon exercise of the Stock Options
3.1Nature and category of the new or existing ordinary shares transferred
The new or existing ordinary shares transferred upon exercise of the Stock Options shall, as of their settlement date, have the same rights as the rights attached to ordinary shares of the Company’s share capital.
In particular, the new ordinary shares transferred upon the exercise of the Stock Options shall accrue rights from January 1 of the preceding fiscal year of transfer and, as a consequence, shall be fully fungible with the Company’s existing ordinary shares starting on the date of transfer.
3.2Officers’ obligation to hold the ordinary shares in registered form
Pursuant to Article L. 225-185 of the French Code de commerce, any officer of the Company or any entity of the Innate Group receiving Stock Options under these Terms and Conditions shall retain at least 15% of the number of new ordinary shares received upon exercise of their Stock Options in registered form until the termination of their duties as officers of the Company.
4Adjustment of the Exercise Price in the event of certain transactions
In the event of certain transactions as described in Annex 2 of these Terms and Conditions, the Exercise Price of the Stock Options shall be adjusted to reflect the impact of such transaction pursuant to the provisions of the Articles L. 225-181 and R. 225-137 and seq. of the French Code de commerce and Annex 2 of these Terms and Conditions and in accordance with Sections 409A and 424 of the Code.
For purposes of any adjustment made pursuant to Annex 2, the Executive Board shall determine the new exercise price of the Stock Options and notify the Grantees of the new exercise price.
5Binding nature of the Terms and Conditions
These Terms and Conditions shall be binding upon and inure to the benefit of the Company and the Grantees.
By accepting any Stock Option allocated to a Grantee under these Terms and Conditions, such Grantee agrees to comply with any applicable laws and regulations and the terms of these Terms and Conditions and the Allocation Letter. Any violation of any applicable laws or regulations by any Grantee shall trigger the lapse of the Stock Options of such Grantee which have not Vested on the date of such violation or, if such Stock Options have Vested, which have not been exercised on such date, without any right to compensation or indemnity whatsoever.
Any dispute or legal proceedings (a) between any subsidiary of the Innate Group and any Grantee or (b) relating to any Grantee’s Stock Options or his or her obligations under these Terms and Conditions shall suspend the Vesting of such Grantee’s Stock Options and the right to exercise the Stock Options held by such Grantee until the resolution of such dispute or legal proceedings, as the case may be, by a final, binding and non-appealable court decision. In case such final, binding and non-appealable court decision determines that the Grantee breached any of its obligations under these Terms and Conditions or the

9

Allocation Letter, the Stock Options held by such Grantee which have not Vested on the date of such violation or, if such Stock Options have Vested, which have not been exercised on such date shall lapse without any right to compensation or indemnity whatsoever.
6Notices
Any notice under these Terms and Conditions shall be in written form, in English or in French language, and, if addressed to the Company, sent to the registered office of the Company (or any other address mentioned by the Company or any representative on its behalf in writing) and, if addressed to the Grantee, be personally handed to him or her at his or her usual place of work or sent to the address communicated in writing by him or her to the Company for this purpose, or by any other means of communication authorized by applicable law. If such notice is sent by way of registered letter with acknowledgement of receipt, the notice shall be deemed received on the day of delivery.
7Entry into force of the Terms and Conditions – Amendment – Interpretation - Compliance
7.1Entry into force of the Terms and Conditions
These Terms and Conditions shall become effective upon and on the date of their adoption by the Executive Board. For the avoidance of doubt, these Terms and Conditions have been adopted by the Executive Board on September 11, 2024 (the “Effective Date”).
7.2Amendments to the Terms and Conditions
7.2.1These Terms and Conditions may be amended by the Executive Board (a) without the consent of the Grantees, if the Executive Board determines in its sole discretion that such amendment does not materially adversely affect the rights of the Grantees under these Terms and Conditions or (b) by mutual agreement between the Company and any Grantee whose rights are affected by such amendment.
7.2.2Notwithstanding anything to contrary in Article 7.2.1 of these Terms and Conditions, in the event of any change in law, regulation or accounting standards, or change in the interpretation thereof, adversely affecting the Company, any subsidiary of the Innate Group or the Grantee, including, for the avoidance of doubt, any change to or interpretation of the tax treatment of the Stock Options allocated pursuant to these Terms and Conditions, these Terms and Conditions may be amended by the Executive Board, in its sole discretion and without the consent of the Grantees, if such amendment is desirable to the Company in light of such change in law, regulation or accounting standards, or change in the interpretation thereof and without regard to adverse effects or potential adverse effects on the Grantees (to the extent such amendment does not violate Section 409A of the Code). For example, the Executive Board may decide to (a) shorten or extend the Vesting Period, (b) implement a holding period, and/or (c) delete, amend or add any condition to the Vesting.
7.2.3No amendment to these Terms and Conditions shall give any Grantee any right to compensation whatsoever, even if such amendment adversely affects the rights of the Grantees in general or any Grantee in particular. The Company shall notify the Grantees as soon as reasonably possible, individually and in writing, or by any

10

other means as reasonably determined by the Executive Board, of any amendment to these Terms and Conditions which affects their rights under these Terms and Conditions.
7.3Interpretation of the Terms and Conditions
The Executive Board shall interpret the provisions of these Terms and Conditions pursuant to the Applicable Laws applicable on the Effective Date.
In case of a conflict between these Terms and Conditions and any other document, these Terms and Conditions shall prevail.
If any provision of these Terms and Conditions, including any phrase, sentence or Article is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions of these Terms and Conditions contained invalid, inoperative, or unenforceable to any extent whatsoever.
7.4 Compliance with the Terms and Conditions
These Terms and Conditions shall be subject in all respects to the Applicable Laws. The right of the Executive Board to (a) waive certain conditions of these Terms and Conditions, (b) amend these Terms and Conditions pursuant to Article 7.2 of these Terms and Conditions, and (c) interpret these Terms and Conditions pursuant to Article 7.3 of these Terms and Conditions shall not be exercised in a way that would render such Applicable Laws inapplicable or to dispute the tax treatment of the Stock Options for the Grantees, the Company or any subsidiary of the Innate Group.
7.5Duration
These Terms and Conditions shall remain in force until the expiration of the Exercise Period of any Stock Option granted under the Plan, on which date these Terms and Conditions shall terminate with respect to such Stock Options.
8Taxation
To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Grantee or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Grantee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Executive Board) may include relinquishment of a portion of such benefit, including withholding ordinary shares having a value equal to the amount required to be withheld.
9Clawback
Any Allocation Letter may reference a clawback policy of the Company or provide for the cancellation or forfeiture of Stock Options or the forfeiture and repayment to the Company of any gain related to such award, or include other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Executive Board from time to time or as required by applicable law or any applicable rules or regulations

11

promulgated by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the ordinary shares may be traded. In addition, notwithstanding anything in these Terms and Conditions to the contrary, any Allocation Letter or clawback policy may also provide for the cancellation or forfeiture of Stock Options or the forfeiture and repayment to the Company of any ordinary shares issued under and/or any other benefit related to such award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Executive Board or under Section 10D of the U.S. Securities Exchange Act and/or any applicable rules or regulations promulgated by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the ordinary shares may be traded.
10Applicable law – Jurisdiction - Language
The Terms and Conditions are governed by French law.
Any dispute relating to the validity, the construction or the performance of the Terms and Conditions shall be submitted to the exclusive jurisdiction of the competent courts within the jurisdiction of the Court of Appeal of Aix-en-Provence.

12

Annex 1
Template Allocation Letter addressed to each Grantee to inform them of the Allocation of the Stock Options

INNATE PHARMA S.A.
French société anonyme organized with a Supervisory Board and an Executive Board
With a share capital of EUR 4,049,171.60
Registered office: 117, Avenue de Luminy
13009 Marseille
France

(The “Company”)

[name of the Grantee]
[address of the Grantee]

Marseille, _______ [•]

Registered mail with acknowledgment of receipt or personally handed letter
Subject: The Company’s Stock Option allocation plan

Dear [Mrs./Mr.],

We are pleased to inform you that, pursuant to the shareholders’ general meeting held on May 23, 2024, the Executive Board decided on September 11, 2024 to freely allocate an aggregate of 150,000 stock options (the “Stock Options”) for the benefit of certain officers and employees of the Company. On that same date, the Executive Board approved an allocation to you of [•] Stock Options, each giving you the right to subscribe for one new or existing ordinary share of the Company, subject to the terms and conditions of the 2024 Stock Option Plan adopted by the Executive Board on that date (the “Terms and Conditions”) and this Allocation Letter. All Stock Options granted to you are non-qualified stock options under U.S. law and are not intended to qualify as “incentive stock options” under Section 422 of the Code.
Terms and Conditions The Stock Options are governed by Articles L. 225-177 and following of the French Code de Commerce. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Terms and Conditions.
    Date of Allocation Decision:             [●]

13

    Vesting Date:                     [●]
    Total Number of Options allocated:        [●]
    Exercise Price:                    [EUR ●]
    Type of Options:                Non-qualified stock options
Vesting Schedule:
Unless otherwise determined by the Board, if you accept this Allocation, you may exercise the Stock Options on the basis of the following initial vesting schedule, subject to the Terms and Conditions and this Allocation Letter:
•All [●] Stock Options granted hereby, as from the second anniversary of the date of Allocation Decision, i.e., from [●],
•at the latest within 10 years as from the date of the Allocation Decision, unless otherwise provided in the Terms and Conditions.
All unexercised Stock Options shall immediately lapse upon a termination of this 10 year period.
Note that the vesting of the Stock Options is subject to a Presence Condition, as further described in the Terms and Conditions.
Unless subsequently notified, upon exercise of any Stock Options, you must pay the full amount, in cash, equal to the Exercise Price multiplied by the number of Stock Option being so exercised, to the bank account of the Company set forth on the SGSS Form attached as Annex 4 to the Terms and Conditions and provide written notice in the form of the Exercise Notice attached as Annex 3 to the Terms and Conditions.
Please find attached to this Allocation Letter:
-the Company’s shareholders’ general meeting resolutions dated May 23, 2024 as Exhibit A;
-the decision of the Executive Board dated [●] relating to this Allocation of Stock Options as Exhibit B;
-the Terms and Conditions as Exhibit C;
-the Exercise Notice as Exhibit D; and
-the SGSS Form as Exhibit E.
Please read the Terms and Conditions carefully as they set out the terms and conditions of the Allocation of the Stock Options and their exercise and will apply to you, should you wish to accept the Allocation.
Tax Obligations

In addition to the provisions of the Terms and Conditions and in particular Articles 7.2 and 8:

Regardless of any action the Company or your employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option grant, including the grant, vesting or exercise of the Stock

14

Options, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Stock Options to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of any Stock Options, you will pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding obligations of the Company and/or your Employer, if any. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your compensation paid to you by the Company and/or your Employer or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares issuable upon exercise of the Stock Options if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Transferability
Stock Options granted to you may not be transferred, other than by will or the laws of descent and distribution.
As a grantee of Stock Options, we inform you that you have the option to either accept this Allocation or waive it. Consequently, we would be grateful if you could inform us of your decision by ticking the corresponding box below and return a countersigned copy of this Allocation Letter at the Company’s registered office before [●]. If we do not receive your response before that date, you will be deemed to have waived the Allocation of Stock Options and will forfeit your right to receive such Stock Options. We thank you in advance and send our warmest greetings.
Clawback

Notwithstanding anything in this Allocation Letter to the contrary, you acknowledge and agree that this Allocation Letter and any compensation described herein (including any ordinary shares issued under the Stock Options) and any other compensation received from the Company or a member of the Innate Pharma Group are subject to the terms and conditions of the Company’s (or an affiliate’s) clawback policies (if any) as may be in effect from time to time, including specifically as required to implement Section 10D of the U.S. Securities Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations).

________________________________
[●]
Chairman of the Executive Board of the Company

15

FORM

As Stock Options grantee:

I accept the Allocation. I declare that I have reviewed the Terms and Conditions and this Allocation Letter in their entirety, have had the opportunity to obtain advice of counsel prior to executing this Allocation Letter and fully understands all provisions of the Terms and Conditions and this Allocation Letter. I expressly acknowledge and agree that the provisions of the Terms and Conditions and this Allocation Letter apply to me.

I expressly waive the allocation of Stock Options offered to me.

________________________________
                    [Identity of the Grantee]

16

Exhibit A
The Resolutions

[See attached]

17

Exhibit B
The Decision of the Executive Board

[See attached]

18

Exhibit C
The Terms and Conditions

[See attached]

19

Exhibit D
The Exercise Notice

[See attached]

20

Exhibit E
The SGSS Form

[See attached]

21

Annex 2: Adjustment Rules

Pursuant to Articles L. 225-181 and R. 225-137 of the French Code de commerce and subject to the terms and conditions of the 2024 Stock Options Plan adopted by the Executive Board (the “Terms and Conditions”), the Company shall take the measures required by law to ensure the protection of the Grantees of the Stock Options within the conditions set forth in Article L. 228-99 of the French Code de commerce. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Terms and Conditions. In particular, upon consummation of the following transactions (the “Covered Transactions”) for which the Record Date (as defined below) is set on any date preceding the exercise date of the Stock Options, the exercise price of the Stock Options that have not been exercised shall be adjusted as described in this Annex 2. Covered Transactions include in particular:
•grant of listed subscription preferential rights or free allocation of listed warrants;
•free allocation of shares to the shareholders, consolidation or division of shares;
•incorporation of reserves, profit or premiums through an increase in the nominal amount of the shares;
•distribution of reserves or premiums in cash or in kind;
•free allocation to the shareholders of any securities other than the Company’s shares;
•change in the distribution of profits and/or creation of preference shares;
•share capital amortization; and
•purchase by the Company of its own shares listed on a regulated market at a price higher than the then market price.
The “Record Date” is the date on which the ownership of the shares of the Company is set in order to determine the beneficiary shareholders of the transaction.
In case of adjustments to the Exercise Price (as defined in the Terms and Conditions) of the Stock Options made pursuant to paragraphs 1.1 to 1.7 below, and, as the case may be, adjustments to the number of shares to be issued upon exercise of the Stock Options made pursuant to paragraph 2 below, the adjusted exercise price shall be rounded up to one hundredth of a euro and the adjusted number of shares shall be rounded up to the nearest whole number of shares to be issued upon exercise of the Stock Options.
Pursuant to Article R. 225-141 of the French Code de commerce, any adjustment to the Exercise Price shall not result in a reduction of such exercise price below the nominal amount of the share. Furthermore, any adjustments as described on this Annex 2 must be made in compliance with Sections 409A and 424 of the Code.
For purposes of this Annex 2, “Pre-Adjustment Exercise Price” means the Exercise Price of the Stock Options before giving effect to the adjustment arising from a Covered Transaction and “Post-Adjustment Exercise Price” means the exercise price of the Stock Options immediately after giving effect to the adjustment arising from a Covered Transaction.

22

1Grant of listed preferential subscription rights or free allocation of listed warrants;
10.1Grant of listed preferential subscription rights:
The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Value of the share after detachment of the preferential subscription right + Value of the preferential subscription right
Value of the share after detachment of the preferential subscription right

For purposes of calculating this ratio, “value of the share after detachment of the preferential subscription right” and “value of the preferential subscription right” shall be equal to the arithmetic average of the opening market prices of the share or the preferential subscription right, as applicable, quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which the shares of the Company or the preferential subscription rights are listed) on each trading day within the subscription period.

10.2Free allocation of listed warrants to shareholders granting such shareholders the right to participate in a placement of securities issued through the exercise of the warrants not exercised by their owners subsequent to the subscription period open to them:
10.2.1The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Value of the share after the detachment of the warrant + Value of the warrant
Value of the share after detachment of the warrant

10.2.2For purposes of calculating this ratio:
(i)“value of the share after detachment of the warrant” shall be equal to the daily volume-weighted average of (i) the prices of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) during all of the trading days within the subscription period and, (ii) (a) if such shares are fungible with the existing ordinary shares, the sale price of the shares sold in connection with the offering, applying the volume of shares sold in the placement to the sale price, or (b) if such shares are not fungible with the existing ordinary shares, the trading prices of the shares on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which such shares are listed) on the date the sale price of the shares sold in the placement is set; and
(ii)“value of the warrant” shall be equal to the daily volume-weighted average of (i) the price of the warrant quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such warrant is listed) during all the trading days within the subscription period and, (ii) the warrant’s implicit value as derived from the

23

sale price of the shares sold in the placement, which shall be equal to the difference (if positive), adjusted for the exercise ratio of the warrants, between the sale price of the shares sold in the placement and the subscription price of the shares through exercise of the warrants, applying to this amount the corresponding number of warrants exercised in respect of the shares sold in the placement.
10.3Free allocation of shares to the shareholders and division or consolidation of shares:
10.3.1The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Number of shares constituting the share capital after the transaction
Number of shares constituting the share capital before the transaction

10.4Distribution of reserves or cash premiums in cash or in kind:
10.4.1The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Value of the share before the distribution
Value of the share before the distribution – Amount of the distribution per share or value of the securities or value of the assets delivered per share

For purposes of calculating this ratio:
(i)“value of the share before the distribution” shall mean the daily volume-weighted average of the prices of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) of the last 3 trading days preceding the date of the distribution; and
(ii)“amount of the distribution per share or value of the securities or value of the assets delivered per share” shall mean :
(a) if the distribution is made in cash, the amount of such distribution
(b)If the distribution is made in kind:
(I)in the case of distribution of listed securities on a regulated market or similar, the value of the distributed securities will be determined in the same manner as the value of the share before the distribution as provided above ;
(II)in the case of distribution of securities which are not listed on a regulated market or similar, the value of the distributed securities will be equal, if they are expected to be listed on a regulated market or similar within the 10 trading days’ period starting on the 1st trading day on which the shares are quoted ex-distribution, to the volume-weighted average price of such securities over the period comprising the first 3 trading days included in such period during which such securities are listed; and

24

(III)in the other cases (distributed securities not listed on a regulated market or similar or listed for less than 3 trading days within the 10 trading days period mentioned above or in the case of the distribution of assets), the value of the securities or the assets distributed per share shall be determined by an internationally-renowned independent adviser to be selected by the Company.
10.5Free allocation of securities other than the Company’s shares:
The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the applicable following ratio:
10.5.1If the right to free allocation of securities is listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar):

Value of the ex-right share subject to the free allocation + Value of the free allocation right
Value of the ex-right share subject to the free allocation

For purposes of calculating this ratio:
(i)“value of the ex-right share subject to the free allocation” shall be equal to the daily volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which the ex-right share subject to the free allocation is listed) of the ex-right share subject to the free allocation for the first 3 trading days beginning on the date on which the Company’s ex-right share subject to the free allocation is listed; and
(ii)If the ex-right share is not listed on any of the first 3 trading days, “value of the ex-right share subject to the free allocation” shall be determined by an internationally-renowned independent adviser appointed by the Company in its sole discretion.
10.5.2If the right to free allocation of securities is not listed on Euronext Paris (or on another regulated market or similar):

Value of the ex-right share subject to the free allocation + Value of the security(ies) allocated per share
Value of the ex-right share subject to the free allocation

For purposes of calculating this ratio:
(i)“value of the ex-right share subject to the free allocation” shall be determined in accordance with paragraph 1.5.1 above; and
(ii)if the allocated securities are listed or are expected to be listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar) within 10 trading days of the listing date of the ex-distribution shares, “value of the security(ies) allocated per share” shall be equal to the daily volume-weighted average of the price of such securities quoted on such market for the first 3 trading days following the

25

listing of such securities. If the allocated securities are not listed on any of the first 3 trading days, “value of the allocated security(ies) allocated per share” shall be determined by an internationally-renowned independent adviser appointed by the Company in its sole discretion.
10.6Change by the Company in the distribution of profits and/or the creation or issuance of preference shares:
10.6.1The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise price, multiplied by the inverse of the following ratio:

Value of the share before the change
Value of the share before the change - Reduction per share of the right to profits
For purposes of calculating this ratio:
(i)“value of the share before the change” shall be equal to the daily volume-weighted average of the price of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) for the last 3 trading days preceding the date of the change; and
(ii)“reduction per share of the right to profits” shall be determined by an internationally-renowned independent adviser appointed by the Company in its sole discretion.
Notwithstanding the above, if preference shares are issued with preferential subscription rights or through free allocation to shareholders of warrants on such preference shares, the Post-Adjustment Exercise Price shall be calculated in accordance with paragraphs 1.1 or 1.5 above.
10.7Amortization of share capital:
10.7.1The Post-Adjustment Exercise Price shall be equal to the Pre-Adjustment Exercise Price, multiplied by the inverse of the following ratio:

Value of the share before the amortization
Value of the share before the amortization - Value of the amortization per share

For purposes of calculating this ratio, “value of the share before the amortization” shall be equal to the daily volume-weighted average of the price of the shares of the Company quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar on which such shares are listed) for the last 3 trading days preceding the date on which the ex-amortization shares are listed.
11Purchase by the Company of its shares listed on a regulated market at a higher price than the then market price:
The adjusted number of shares to be transferred upon exercise of the Stock Options that may be allocated to each Grantee shall be equal to the unadjusted number of shares to be transferred upon exercise of the Stock Options, multiplied by the following ratio:

26

Percentage of share capital purchased by the Company * (Purchase price per share paid by the Company – Value of the share before the purchase)
Value of the share before the purchase

For purposes of calculating this ratio, “value of the share before the purchase” shall be equal to the daily volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or on similar market on which the share is listed) for the last 3 trading days preceding the date on which the ex-purchase shares are listed.

27

Annex 3: Exercise Notice

Innate Pharma S.A.
Société Anonyme having a share capital of EUR [●]
Registered office:
117, Avenue de Luminy
13009 Marseille
France
SIREN 424 365 336 RCS Marseille

RULES OF THE 2024 STOCK OPTION PLAN
EXERCISE NOTICE
(Share Subscription Form)

INNATE PHARMA S.A.
117, Avenue de Luminy
13009 Marseille
France                                        [        ], [ ]
Attention: [        ]
1. Exercise of Options. Effective as of today, ___________, ____________, the undersigned (“Grantee”) hereby elects to purchase _________________ (    ) ordinary shares (the “Shares”) of the share capital of Innate Pharma S.A. (the “Company”) under and pursuant to the Company’s Terms and Conditions of the 2024 Stock Option Plan (the “Terms and Conditions”) adopted by the Executive Board on September 11, 2024. The Exercise Price for the Shares shall be EUR [●] as required by the Terms and Conditions.
2. Delivery of Payment. The Grantee herewith delivers to the Company the full Exercise Price for the Shares. The Grantee acknowledges that the Shares being delivered to him or her may be, upon decision of the Executive Board of the Company, new or existing Shares.
3. Representations of Grantee. The Grantee acknowledges that the Grantee has received, read and understood the Terms and Conditions and agrees to abide by and be bound by their terms and conditions.
4. Rights as Shareholder. Until the transfer (as evidenced by the appropriate entry on the books of the Company) of the Shares, the Grantee shall have, as a Grantee, no right to vote or receive dividends or any other rights as a shareholder with respect to the Shares. No adjustment will be made for rights in respect of which the record date is prior to the issuance date for the Shares.
5. Tax Consultation. The Grantee understands that the Grantee may suffer adverse tax consequences as a result of Grantee’s subscription or disposition of the Shares. Furthermore, the Grantee acknowledges and agrees that the Company may withhold any tax amounts in connection with the exercise of the Stock Options to the extent acquired by applicable law. The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with the subscription or disposition of the Shares. The Grantee is not relying on the Company for any tax advice.
6. Entire Agreement - Governing Law. The Terms and Conditions are incorporated herein by reference. This Exercise Notice, the Terms and Conditions and the Grant Letter constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their

28

entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee. This agreement is governed by the laws of the Republic of France.
This Exercise Notice is delivered in two originals copies, one of which shall be returned to the Grantee.

Submitted by: GRANTEE[1]	Accepted by: Innate Pharma S.A.
Signature	Signature

Its:
Print Name
Address:

1    The signature of the Optionee must be preceded by the following manuscript mention “accepted for formal and irrevocable subscription of [        ] ordinary shares”.

29

Annex 4: SGSS Form

[See attached.]

30